EXECUTION COPY

Agreement to Purchase Assets and Assume Liabilities

Between

First Federal Savings Bank of Elizabethtown, Inc.

and

First Savings Bank, F.S.B.

Dated: February 8, 2012

AGREEMENT TO PURCHASE ASSETS AND ASSUME LIABILITIES

This Agreement to Purchase Assets and Assume Liabilities (the “Agreement”) is made and entered into this 8th day of February, 2012, by and between First Federal Savings Bank of Elizabethtown, Inc. (the “Seller”), a Kentucky-chartered commercial bank, with its home office at 2323 Ring Road, Elizabethtown, Kentucky, and First Savings Bank, F.S.B. (the “Buyer”), a federally chartered savings bank, with its principal office at 501 E. Lewis & Clark Parkway, Clarksville, Indiana.

WHEREAS, Buyer desires to purchase certain assets from, and assume certain liabilities of, Seller, and Seller desires to sell such assets and transfer such liabilities to Buyer, as described herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement the following terms have the definitions indicated:

“ACH” means automated clearing house.

“ACH Items” means ACH debits and credits, including but not limited to Social Security payments, Federal recurring payments, and other payments debited and/or credited on a regularly scheduled basis to or from deposit accounts pursuant to arrangements between the owner of the account and a third party directly making the credits or debits.

“Affiliate” of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control with that party.

“Agreement” means this Agreement to Purchase Assets and Assume Liabilities, and all Schedules and Exhibits hereto as the same may from time to time be amended or supplemented by the parties hereto.

“ATM” means automated teller machine.

“Branches” means the four banking offices of Seller located at: 2030 Highway 337 Northwest, Corydon, Indiana (the “Corydon Branch”); 8160 Beech Street, Elizabeth, Indiana (the “Elizabeth Branch”); 6500 State Highway 64, Georgetown, Indiana (the “Georgetown Branch”); and 7340 Main Street, Lanesville, Indiana (the “Lanesville Branch”).

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“Business Day” means a day on which Seller is open for business and which is not a Saturday, Sunday, or Federal holiday.

“Cash on Hand” means all vault cash, ATM cash, teller cash and similar cash items located at the Branches.

“Closing” means the consummation of the transactions contemplated hereby on the Closing Date.

“Closing Date” means the date on which the Closing occurs pursuant to Article IV hereof. The parties intend to schedule the Closing on a Friday, effective as of the Closing Time, after processing Friday night’s business (which will cut off at 3:00 p.m.), with Seller delivering the needed data processing files to Buyer on Saturday to facilitate the computer conversion. Unless the parties agree that the conversion of the data processing with respect to the Assets and the Deposit Liabilities will be performed other than on the weekend immediately following the Closing Date, the Closing Date shall be on a Friday and such conversion will be completed on the weekend before the open of business on the following Monday.

“Closing Time” means 11:59 p.m., Eastern time, on the Closing Date.

“Deposit Liabilities” means all of Seller’s obligations, duties, and liabilities of every type and character relating to all deposit accounts which, as reflected on the books of Seller as of the Closing Time, are attributable to the Branches; provided, however, that Deposit Liabilities do not include (i) deposits held in accounts for which Seller or its Affiliates act as fiduciary, (ii) deposits subject to legal process, (iii) deposits which have been reported as abandoned property under the abandoned property laws of any jurisdiction, (iv) deposits of the Seller or any of its Affiliates, (v) funds maintained in brokerage accounts opened by Seller or any of its Affiliates, (vi) brokered deposits as defined in 12 C.F.R. §337.6(a)(2), (vii) deposit products not otherwise offered by Buyer, (viii) deposit accounts securing any loan of Seller that is not purchased by Buyer; (ix) deposit accounts that have been overdrawn for more than 30 days as of the Closing Date, except where the overdraft has been charged off, and (x) deposits representing repurchase agreements. The deposit accounts referred to in the immediately preceding sentence (hereinafter the “Deposit Accounts”) include, without limitation, passbook, statement savings, checking, Money Market, and NOW accounts, certificates of deposit, and Individual Retirement Accounts (“IRAs”) for which Seller has not received, on or before the Closing Date, the written advice from the account holder of such account holder’s objection or failure to accept Buyer as successor custodian.

“Deposit-Related Loans” means overdrafts in respect of Deposit Liabilities, whether documented by a formal line of credit or by courtesy overdraft.

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“Encumbrances” means all security interests, mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, conditional sales agreements, title retention agreements and other material restrictions of any kind.

“Federal Funds Rate” means the closing bid price for federal funds as quoted in The Wall Street Journal for the date in question.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“IRS” means the Internal Revenue Service.

“KDFI” means the State of Kentucky Department of Financial Institutions.

“Loan Documents” means the evidence of the notes, leases and/or other evidences of any indebtedness, including without limitation the applicable loan agreements, loan participation agreements and certificates, control agreements, security agreements, mortgages, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Loans and the Deposit-Related Loans (as each is defined herein).

“OCC” means the Office of the Comptroller of the Currency.

“Premium-Based Deposit Liabilities” means all Deposit Liabilities except (i) deposits held by government depositors as described in 12 C.F.R. §330.15 (including deposits held by hospitals, school corporations, parks departments, and other facilities owned or operated by such government entities) and (ii) deposits held by financial institutions.

“Records” means the records and original documents specifically pertaining to the Branches, the Assets, the Segregated Fixed Assets and the Deposit Liabilities.

1.2 Other Definitional Provisions. The terms defined in Section 1.1 hereof do not comprise all the defined terms contained herein. Capitalized terms used herein but not defined in Section 1.1 hereof shall have the meanings ascribed to them elsewhere herein. Accounting terms used in this Agreement but not defined herein shall have the respective meanings given to them under GAAP. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and shall not be limited to any particular provision.

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ARTICLE II

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase of Assets. Seller agrees, subject to Section 2.2 hereof and the other terms and conditions of this Agreement, to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, accept and receive from Seller, on the Closing Date, the following assets, properties and rights free and clear of all Encumbrances (collectively, the “Assets”):

(a)	Overdrafts. Seller’s right, title and interest to receive payment for Deposit-Related Loans and other overdrafts (but only if such Deposit-Related Loans and other overdrafts are less than thirty (30) days outstanding) associated with the Deposit Liabilities assumed by Buyer under Section 2.3 hereof;

(b)	Furniture and Equipment. All right, title and interest in and to:

(i)	all personal property, furniture, leasehold improvements, fixtures and equipment located at the Branches, and owned by Seller, as listed on Schedule 2.1(b)(i) hereto, other than the Segregated Fixed Assets (as defined below) (the “Fixed Assets”), together with any manufacturer’s warranties and maintenance or service agreements thereon which are in effect on the Closing Date and are assignable to Buyer; and

(ii)	the personal property, furniture, leasehold improvements, fixtures and equipment located at the Branches, and owned by Seller, as listed on Schedule 2.1(b)(ii) hereto, other than the Fixed Assets (the “Segregated Fixed Assets”), together with any manufacturer’s warranties and maintenance or service agreements thereon which are in effect on the Closing Date and are assignable to Buyer;

(c)	Equipment Leases. All rights as lessee under any and all leases listed on Schedule 2.1(c) hereto (the “Equipment Leases”) pertaining to the personal property, furniture, machinery and equipment located at the Branches, so long as the Lease is assignable and the lessor has consented to such assignment (the “Leased Equipment”);

(d)	Corydon Lease. All rights of Seller as lessee under the Lease Agreement dated as of January 1, 2009 between Seller, as tenant, and Richard U. and Delores J. Pflanz, as landlord, pertaining to the Corydon Branch (the “Corydon Lease”);

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(e)	Cash on Hand. All Cash on Hand maintained at the Branches as of the close of business on the Closing Date;

(f)	Loans. The loans and other extensions of credit originated at the Branches, listed in Schedule 2.1(f) hereto, together with all security interests, mortgages, guaranties and collateral related thereto at their respective outstanding principal amounts, together with all unpaid interest thereon and fees, as of the close of business on the Closing Date (the “Loans”); provided, however, that the Loans shall not include (i) the Loan specified in Confidential Schedule 2.1(f)(i); (ii) any Loan which is on a nonaccrual basis as of the Closing Date (which term shall include loans which the collateral securing same has been repossessed or in which collection efforts have been instituted or any Loan upon which insurance has been force-placed); (iii) any Loan that is thirty (30) days or more past due as of the Closing Date; (iv) any Loan that has been or becomes classified consistent with Seller’s past practice regarding loan classifications as “watch,” “special mention,” “substandard,” “doubtful,” or “loss”, and remains classified as of the Closing Date; (v) any modified or restructured Loan classified as a troubled debt restructuring according to GAAP (“TDR”), either at the time of or after the modification or restructuring, as of the Closing Date; (vi) any Loan as to which the borrower has filed a petition for relief under the United States Bankruptcy Code on or before the Closing Date; (vii) any Loan as to which the borrower is deceased as of the Closing Date, (viii) any Loan originated by Seller for sale in the secondary market and classified as held-for-sale by the Seller as of the Closing Date; and (ix) any Loan originated or renewed on or before the Closing Date that was not originated or renewed in conformance with Section 8.2(b)(vii) hereof;

(g)	Contracts. Seller’s rights under, or created by, the contracts relating to the operation or maintenance of the Branches that are assignable by Seller to Buyer, which contracts are identified on Schedule 2.1(g) hereto (the “Assumed Contracts”);

(h)	Safe Deposits. All of Seller’s rights under safe deposit contracts and leases for safe deposit boxes located at the Branches;

(i)	Records. All Records, including Loan Documents, related to the Assets acquired or liabilities assumed by Buyer hereunder, including but not limited to the Deposit Liabilities and Loans; and

(j)	Real Estate. The real property owned in fee by Seller and described in Schedule 2.1(j) and all improvements to such property purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of such real property, including, without limitation, buildings, structures, parking facilities and drive-in teller facilities (the “Real Property”).

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2.2 Excluded Assets. All assets, properties and rights of Seller not expressly included in the Assets are excluded from the transactions contemplated by this Agreement, including, without limitation, the following items (the “Excluded Assets”):

(a)	all trademarks, servicemarks, tradenames, copyrights, medallion program stamps, signs, logos, proprietary information, stationery, forms, labels, shipping materials, brochures, advertising and marketing materials or slogans and similar property of Seller and its Affiliates, whether or not any such property is copyrighted or otherwise registered with any federal, state or local governmental authority (the “Seller’s Intellectual Property”); and Buyer shall not acquire any license or similar right in any of the Seller’s Intellectual Property; and Buyer shall not acquire any license or similar rights in any of the Seller’s Intellectual Property;

(b)	all assets, properties and rights of Seller and its Affiliates used, relating to, located at or attributed to all operations, branches and facilities of Seller and its Affiliates other than the Branches or the Assets;

(c)	all investment securities owned by Seller;

(d)	all routing numbers of the Seller used in connection with the Deposit Liabilities or the Branches; and

(e)	all records of the Seller unrelated to the transactions contemplated by this Agreement.

2.3 Assumption of Liabilities. Buyer agrees, subject to Section 2.4 hereof and the other terms and conditions of this Agreement, that on and after the Closing Date it shall assume and fully and timely perform, discharge and pay, in accordance with their respective terms, all of the following liabilities and obligations of the Seller (including those liabilities and obligations of Seller arising from and after the Closing relating to same):

(a)	the Deposit Liabilities, together with all accrued but unpaid interest relating to such accounts;

(b)	the Equipment Leases, if any;

(c)	the Corydon Lease;

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(d)	the Assumed Contracts;

(e)	the Loans (which shall include, without limitation, an advance requested under a Loan on or before the Closing Date pursuant to the terms and provisions of such Loan that Seller is not obligated to fund until after the Closing Date), including funding commitments under the Loans and servicing obligations with respect to the Loans and all obligations relating to escrow funds with respect to the Loans;

(f)	the Deposit-Related Loans;

(g)	the operation of the Branches in the ordinary course of business, including, without limitation, the payment of salary, compensation and employee benefits to the Transferred Employees (as hereinafter defined); and

(h)	any liability and obligation which is expressly identified elsewhere in this Agreement as being assumed, performed, discharged or paid by Buyer.

The liabilities and obligations described in this Section 2.3 that are assumed by Buyer are referred to collectively in this Agreement as the “Assumed Liabilities.”

2.4 Excluded Liabilities. All liabilities and obligations of Seller not expressly included in the Assumed Liabilities are excluded from the transactions contemplated in this Agreement, including, without limitation, the following items (the “Excluded Liabilities”):

(a)	all liabilities associated with cashier’s checks or other official bank checks and traveler’s checks issued by Seller before the Closing Date;

(b)	all liabilities and obligations of Seller relative to the Employees with respect to periods before the Closing Date;

(c)	all claims associated with fraud or misconduct alleged to have occurred before the Closing Date or items that were re-presented or dishonored before the Closing Date; and

(d)	all liabilities and obligations of Seller relating to the Branches that are not expressly included in the Assumed Liabilities.

2.5 Safe Deposit Business.

(a)  At the Closing, Buyer will assume and discharge Seller’s obligations with respect to the safe deposit business at the Branches in accordance with the terms and conditions of contracts or rental agreements related to such business, and Buyer will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them pursuant to the terms of such contracts. Schedule 2.5 sets forth the payment status of all safe deposit contracts at the Branches as of the month end before the date of this Agreement, which schedule shall be updated as of the end of the month before the Closing Date.

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(b)  At the Closing, Seller shall transfer the records and keys related to such safe deposit box business to Buyer in the method as the parties shall mutually agree, and Buyer shall be responsible for maintaining and safeguarding all such records and keys and for granting access to and protecting the contents of the safe deposit boxes at the Branches.

ARTICLE III

TERMS OF PURCHASE

3.1 Purchase Price. In consideration of the assumption by Buyer of the Assumed Liabilities, Seller shall transfer the Assets to Buyer and shall pay Buyer by wire transfer of immediately available funds on the Closing Date an amount equal to the Deposit Liabilities determined in accordance with Section 2.3(a) hereof reduced by the sum of:

(a)	the book value (net of accumulated depreciation) of the Fixed Assets as shown on the books and records of Seller on the last day of the month end immediately preceding the Closing Date;

(b)	one dollar ($1.00), representing the agreed upon value of the Segregated Fixed Assets;

(c)	the face amount of Cash on Hand maintained at the Branches on the Closing Date;

(d)	the book value (net of accumulated depreciation) of the Leased Equipment as shown on the books and records of Seller on the last day of the month end immediately preceding Closing Date;

(e)	3.65% of the Premium-Based Deposit Liabilities outstanding as of the Closing Date, excluding accrued but unpaid interest;

(f)	99.2% of the outstanding principal balance of the Loans as of the Closing Date;

(g)	the aggregate interest receivable but unpaid on the Loans; and

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(h)	the net book value (net of accumulated depreciation) of the Real Property as shown on the books and records of Seller on the last day of the month end immediately preceding Closing Date.

Such payment formula shall be further adjusted in accordance with Sections 3.2 and 11.6 hereof. The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the purchase price to any particular asset being transferred or liability being assumed pursuant hereto.

3.2 Prorations. The parties hereto intend that Seller shall operate the Branches and perform the obligations of the Deposit Liabilities for its own account until the Closing Time and that Buyer shall operate the Branches and perform the obligations under the Deposit Liabilities for its own account from and after the Closing Time. Therefore, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Branches (which shall not include any general overhead expenses of Seller) shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Buyer as of the Closing Date), (ii) taxes and similar charges and expenses associated with the Fixed Assets or the Segregated Fixed Assets, (iii) assessments (including, without limitation, assessments attributable to FDIC deposit insurance, provided that Buyer’s portion of the prepaid FDIC deposit insurance assessment shall be based on the assessment rate charged Buyer for the relevant period), (iv) payments due on the Equipment Leases and Assumed Contracts, (v) any unearned non-interest income associated with the safe deposit box business at the Branches, and (vi) similar expenses related to the Assets transferred hereunder. To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there shall be a proportionate adjustment in favor of Seller.

3.3 Allocation of Purchase Price. The purchase price for the Assets being purchased by the Buyer and the Assumed Liabilities being assumed by Buyer pursuant to this Agreement, as set forth in Section 3.1 hereof and as adjusted pursuant to Section 3.2 hereof, shall be allocated on an allocation schedule to be agreed upon by Buyer and Seller within thirty (30) days after the Closing Date. This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (“Section 1060”). Buyer and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060. The parties shall: (i) each report the federal, state and local and other tax consequences of the purchase and assumption contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule; and (ii) take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.

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3.4 Transfer Taxes. Buyer shall pay all transfer and conveyance taxes and all recording fees in connection with the transfer of the Assets to Buyer.

ARTICLE IV

CLOSING

4.1 Closing. The Closing shall take place at such location as the parties may agree, or via the electronic exchange of documents, at a time and on a date mutually agreed upon by the parties hereto, which shall be within thirty (30) days following (i) satisfaction or waiver of all of the pre-closing conditions and conditions precedent to Closing set forth in Article IX hereof, (ii) satisfaction or waiver of all of the pre-closing conditions contained in any approval of the OCC or any other state or federal regulatory approval required to be obtained with respect to the transactions contemplated by this Agreement; and (iii) expiration of all applicable waiting periods. The Closing shall be deemed to occur, and the transaction contemplated hereby shall be deemed to be effective, at the Closing Time.

4.2 Closing Payment. The Closing Payment (as defined herein) between Buyer and Seller shall be made as follows:

(a)  Amount. Seller shall pay to Buyer an amount (the “Closing Payment”) equal to the amount specified in Section 3.1, as adjusted for pro rata payments pursuant to Section 3.2.

(b)  Method of Payment. Because the parties acknowledge that certain amounts to be paid may not be finally determinable until after the Closing Date, the Closing Payment will be paid as follows:

(1)	Not less than two (2) Business Days before the Closing Date, Seller shall deliver to Buyer a proposed preliminary closing statement in substantially the form set forth in Exhibit A as of a date not more than five (5) Business Days before the Closing Date. The parties shall agree upon the preliminary closing statement before the Closing Date. On the Closing Date, Seller will transfer to Buyer, by wire transfer of immediately available funds, the estimated Closing Payment as reflected on the preliminary closing statement (the “Estimated Closing Payment”). Seller agrees to effect the wire transfer payment provided for hereunder by no later than 2:00 p.m. (all times stated in this Agreement shall refer to Eastern Standard Time) on the Closing Date, provided all other conditions required for consummating the Closing have been satisfied by no later than 12:00 noon on the Closing Date, and, in the event all other conditions required for consummating the Closing have not been satisfied by 12:00 noon on the Closing Date, Seller agrees to make a good faith reasonable effort to effect the wire transfer payment provided for hereunder within one hour following the satisfaction on the Closing Date of such other conditions.

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(2)	Not later than ten (10) calendar days following the Closing Date (the “Final Settlement Date”), Seller and Buyer shall determine the actual Closing Payment and, based on such determination, Seller shall pay to Buyer, or Buyer shall pay to Seller, as appropriate, in immediately available funds no later than 2:00 p.m. on the date of payment, by wire transfer effected in accordance with the written instructions of the party entitled to receive payment, an amount equal to the difference between the Estimated Closing Payment and the actual Closing Payment plus interest on such difference for the number of days elapsed from but excluding the Closing Date to and including the Final Settlement Date, at the Federal Funds Rate on the Closing Date.

4.3 Deliveries by Buyer and Seller. Delivery of the instruments of assignment and transfer to be delivered by Seller, delivery of the instruments of assumption to be delivered by Buyer, and the other transactions herein contemplated to take place concurrently with such deliveries, assumptions, and payments shall take place at the Closing. Any deliveries, assignments or transfers required under this Agreement, other than the foregoing, shall be made at the time and date specified in this Agreement or, where not specified, in the manner and place as may be reasonably requested in writing by the party that is to receive such delivery, assignment, or transfer.

4.4 Documentation of Assumption. At the Closing, Buyer shall deliver to Seller an undertaking under which Buyer will assume and agree to perform, discharge and pay the Assumed Liabilities. An acceptable form of such Assignment and Assumption Agreement is attached as Exhibit B hereto and made a part hereof.

4.5 Transfers. At the Closing, Seller shall deliver to Buyer a Bill of Sale in substantially the form of Exhibit C, an Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts in substantially the form of Exhibit D, and such other documents and instruments as Buyer or its counsel may reasonably request from time to time on or after the Closing Date to transfer the Assets to Buyer.

4.6 Buyer’s Actions at Closing. At the Closing, Buyer shall:

(a)	execute, acknowledge, and deliver to Seller to evidence the assumption of the liabilities and obligations of Seller in connection with the Deposit Liabilities, an instrument or instruments of assumption in the form of Exhibit B;

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(b)	receive, accept and acknowledge delivery of the Assets, and (except in the case of Loan Files for which physical possession may be delivered post-Closing) all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to Buyer by Seller hereunder (in whatever form or medium such records and documentation are then maintained by Seller);

(c)	execute and deliver to Seller such written receipts for the Assets assigned, transferred, conveyed or delivered to Buyer hereunder as Seller may reasonably have requested at or before the Closing;

(d)	deliver evidence of Governmental Approvals necessary for the consummation of the transactions contemplated hereby;

(e)	execute and deliver the officer’s certificate under Section 9.1(d);

(f)	execute and deliver an assignment and assumption agreement with respect to the Corydon Lease in substantially the form attached hereto as Exhibit E (the “Lease Assumption Agreement”) duly executed by Buyer; and

(g)	execute and deliver such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.

4.7 Seller’s Actions at Closing. At Closing, Seller shall:

(a)	assign to Buyer Seller’s rights in and to the Equipment Leases, which are assignable and which constitute a part of the Assets;

(b)	deliver (except in the case of Loan Files for which physical possession may be delivered post-Closing) to Buyer the Assets purchased hereunder which are capable of physical or electronic delivery, and a Bill of Sale in substantially the form of Exhibit C hereto and other instruments of title as Buyer may reasonably request to vest in Buyer good and marketable title thereto, free and clear of all encumbrances;

(c)	assign, transfer, and deliver to Buyer the records and original documents, including all signature cards, (if available) pertaining to Assets and the Deposit Liabilities (in whatever form or medium then maintained by Seller);

(d)	execute and deliver to Buyer an instrument which shall assign and transfer IRAs attributable to the Branches to Buyer in substantially the form of Exhibit D hereto and which shall additionally appoint Buyer as a successor or trustee for such accounts;

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(e)	deliver to Buyer a letter from the Federal Home Loan Bank of Cincinnati (the “FHLB”) releasing any liens that may have been created by Seller that may exist on the Loans;

(f)	pay the amount owing to Buyer under Section 4.2(a) in the manner set forth in Section 4.2(b);

(g)	execute and deliver the officer’s certificate under Section 9.2(d);

(h)	execute and deliver a special warranty deed with respect to the Real Property in substantially the form attached hereto as Exhibit F (the “Warranty Deed”) duly executed by Seller;

(i)	execute and deliver the Lease Assumption Agreement duly executed by Seller and consented to by the landlord for the Corydon Branch;

(j)	execute and deliver a certificate, in form and substance reasonably satisfactory to Buyer, as to the non-foreign status of Seller pursuant to section 1.1445-2(b)(2) of the United States Treasury Regulations, duly executed by Seller; and

(k)	execute and deliver such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization. Buyer is a savings bank duly organized, validly existing and in good standing under the laws of the United States, with full power and authority to carry on its business as now being conducted and to assume the liabilities being transferred and to effect the transactions contemplated hereby.

5.2 Authority. The execution, delivery and performance by Buyer of this Agreement are within Buyer’s corporate power and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited under any applicable law pertaining to bankruptcy, receivership, reorganization, fraudulent transfer or insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

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5.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not constitute a breach or violation of or constitute a default under (i) any provision of applicable law or regulation, (ii) Buyer’s charter or bylaws, (iii) any judgment, injunction, order, decree, governmental permit or license, or (iv) any agreement, indenture or instrument to which Buyer is a party.

5.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer before any court or arbitrator or any governmental body, agency or official that could materially affect the ability of Buyer to perform its obligations under this Agreement.

5.5 Governmental Notices. Buyer has received no notice and has no reason to believe that any federal, state or other governmental agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

5.6 Brokers, Finders and Advisors. Buyer will pay the costs related to any broker, finder, financial advisor, legal counsel, accountant or similar agent engaged by Buyer in connection with this Agreement and the transactions contemplated herein and Buyer will indemnify Seller from any such costs.

5.7 Government Proceedings. Buyer is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of the deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Buyer that could affect Buyer’s ability to obtain the required regulatory approvals or to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.

5.8 Community Reinvestment Act. The most recent Community Reinvestment Act rating received by Buyer was not less than “satisfactory.”

5.9 Regulatory Capital Compliance. Buyer is, and on a pro forma basis giving effect to the transactions contemplated herein will be, (a) at least “adequately capitalized”, as defined for purposes of the Federal Deposit Insurance Act and the rules and regulations promulgated thereunder as the date hereof, and (b) in compliance as of the date hereof with all capital requirements, standards and ratios required by each regulator with jurisdiction over Buyer, including, without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and, to the knowledge of Buyer, no such regulator is likely to, or, as of the date hereof has indicated that it will, condition any of the governmental or regulatory approvals necessary to the consummation of the transactions contemplated hereby upon an increase in Buyer’s capital or compliance with any capital requirement, standard or ratio.

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5.10 No Financing. Buyer’s ability to consummate the transactions contemplated hereby is not contingent upon raising any equity capital, obtaining specific financing therefor, obtaining the consent of any lender or any other similar matter.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

6.1 Organization. Seller is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Kentucky, with full power and authority to carry on its business as now being conducted at the Branches and to effect the transactions contemplated hereby.

6.2 Authority. The execution, delivery and performance by Seller of this Agreement are within Seller’s corporate power and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited under any applicable law pertaining to bankruptcy, receivership, reorganization, fraudulent transfer or insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

6.3 Non-Contravention. The execution, delivery and performance by Seller of this Agreement do not constitute a breach or violation of or constitute a default under (i) any provision of applicable law or regulation, (ii) Seller’s charter or bylaws, (iii) any judgment, injunction, order, decree, governmental permit or license, or (iv) any agreement, indenture or instrument to which Seller is a party or to which any of the assets to be transferred hereby are subject.

6.4 Litigation. Except as otherwise disclosed to Buyer, there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller before any court or arbitrator or any governmental body, agency or official that relates to the Branches (including the Assets and the Assumed Liabilities) or that could materially affect the ability of Seller to perform its obligations under this Agreement.

6.5 Title to and Condition of Assets. The personal property subject to the Equipment Leases and the Fixed Assets and the Segregated Fixed Assets are in good operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear. Seller has good and marketable title to the assets comprising the Assets. The Assets located at and associated with the Branches are in good operating condition and repair (in all cases giving consideration to the item’s age and use, and excepting normal wear and tear), do not have any material defects and are served by all reasonably necessary utilities. Seller enjoys peaceful possession of the Branches. The Branches are in conformity in all material respects with all zoning ordinances, building or fire codes or other laws, statutes, ordinances, codes or regulations applicable to them and all certificates, licenses and permits required for the lawful use and occupancy of such property have been obtained and are in full force and effect. Seller has received no written notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to any of the Branches. Buyer shall acquire all of the personal property subject to the Equipment Leases, if any, and purchase the Fixed Assets and the Segregated Fixed Assets in “AS IS, WHERE IS” CONDITION, WITHOUT ANY WARRANTIES OR GUARANTEES BY SELLER AS TO FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE, EXCEPT THOSE WARRANTIES RELATED TO TITLE AND THOSE SET FORTH IN THIS SECTION 6.5.

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6.6 Governmental Notices. Except as otherwise disclosed to Buyer, Seller has received no notice and has no reason to believe that any federal, state or other governmental agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

6.7 Brokers, Finders and Other Advisors. Seller will pay the costs related to any broker, finder, financial advisor, legal counsel, accountant or similar agent engaged by Seller in connection with this Agreement and the transactions contemplated herein and Seller will indemnify Buyer from any such costs.

6.8 Compliance with Law. Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business at the Branches as presently conducted in all material respects. Except as disclosed in the FDIC/KDFI Consent Order dated January 24, 2011 and in Confidential Schedule 6.8, the business and operations of the Branches are being conducted in all material respects in accordance with all applicable laws, rules, and regulations of all authorities.

6.9 Deposit Liabilities. The deposit records of the Branches accurately reflect the Deposit Liabilities and are and shall be sufficient to enable Buyer to conduct a banking business with respect to the Branches. All of the Deposit Liabilities were originated and are in material compliance with the documents governing the relevant type of deposit account and all applicable federal and state laws, rules, regulations, orders, judgments, injunctions, decrees and awards. None of the Deposit Liabilities are brokered deposits. Seller has properly accrued and reconciled interest on the Deposit Liabilities and the records respecting the Deposit Liabilities accurately reflect such accruals of interest. Seller has delivered to Buyer a true and complete copy of each of the documents governing the Deposit Liabilities and a true and correct copy of the current account forms for each of the types of Deposit Liabilities offered by Seller out of the Branches.

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6.10 Deposit Insurance. The deposit accounts of Seller are insured up to applicable limits by the FDIC, as provided by law.

6.11 Government Proceedings. Except for the FDIC/KDFI Consent Order dated January 24, 2011, and except as set forth in Confidential Schedule 6.11, Seller is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of the deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Seller that could have a material adverse effect on the operation of the Branches after the Closing Date or that could affect Seller’s ability to obtain the required regulatory approvals or to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.

6.12 Community Reinvestment Act. The most recent Community Reinvestment Act rating received by Seller was not less than “satisfactory.”

6.13 Environmental Matters. There is no legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation pending or, to the knowledge of Seller, threatened which seeks to impose on Seller or any predecessor of Seller in connection with the Branches any liability arising under any Environmental Laws (as hereinafter defined), nor is there, to the knowledge of Seller, any basis for any of the foregoing. Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability with respect to the Branches. To the knowledge of Seller, there are no environmental conditions such as above ground or under ground storage tanks, discharges or emissions or releases of Hazardous Materials (as hereinafter defined), which constitute a violation of any Environmental Laws present at, on, under, or above the Branches. As used herein the term “Environmental Laws” means any laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials. As used herein, the term “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids, or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; and (ii) which are defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulations under, any Environmental Laws.

6.14 Employee Matters. The names, positions, dates of hire and current salary levels of the current personnel of the Branches (the “Employees”) are set forth in Schedule 6.14. There are no employment contracts between Seller and any of the Employees. Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branch, and Seller is not aware of any pending organizational efforts at the Branches. To the best of Seller’s knowledge, there has been no indication to Seller that a union organizational effort or labor disturbance is likely at the Branches before the Closing Date.

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6.15 Loans. Each Loan was made in the ordinary course of business, was not known to be uncollectible at the time it was made, accrues interest in accordance with the terms of the Loan and was made in accordance with Seller’s customary lending standards and written loan policies and in compliance with all applicable laws and regulations. Seller’s files for the Loans contain all Loan Documents relating to the Loans. All Loan Documents are correct in amount, and, to the knowledge of Seller, genuine as to signatures of the parties thereto, including, but not limited to makers and endorsers and of Seller, and were given for valid consideration, and none of the obligations represented by the Loan Documents have been modified, altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents contained among the Loan Files or as a result of bankruptcy or other debtor’s relief laws of general application. To the knowledge of Seller, no maker, signatory or guarantor on any Loan is in bankruptcy and none of the Loans are subject to any offsets or claims of offset, or claims of other liability on the part of Seller. Except for FHA or similar government guaranteed loans, no Loans have been sold subject to an agreement to repurchase. No borrower, customer or other party in connection with the Loans has notified Seller, or has asserted against Seller, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Seller, no borrower, customer or other third party in connection with the Loans has given Seller any oral notification of, or orally asserted to or against Seller, any such claim. Each Loan to be purchased pursuant to Section 2.1 hereof, was made, funded and remains in material compliance with all applicable laws, orders and regulations. To the knowledge of Seller, the records of Seller regarding all Loans outstanding are accurate in all material respects and the risk classifications for the Loans outstanding are, in the reasonable best judgment of the management of Seller, appropriate. Each Loan is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other law of general applicability relating to or affecting creditors’ rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such Loan. Seller is the sole owner of each Loan, no participation therein having been sold; the Loan is not pledged or encumbered or will not be as of the Closing Date; the principal balance of the Loan as shown on Seller’s books and records is true and correct as of the last date shown thereon; no Loan has been adversely classified in any regulatory examination or by Seller’s internal classification system; no Loan has been classified as a TDR; and no Loan is 30 days or more past due, has been restructured or is classified as nonaccrual. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Loans that have been cited in any compliance report to Seller as a result of examination by any regulatory authority. Seller has properly perfected or caused to be properly perfected valid and enforceable security interests, liens, or other interests in any collateral securing the Loans (if and to the extent that such Loans are represented on Schedule 2.1(e) to be secured Loans and then to the extent of the indicated collateral) and such proper perfection continues to be in effect, such security interests, liens, or other interests are assignable and have the priority reflected in the Seller’s books and records. Except as otherwise set forth in this Section 6.15, Seller makes no representation or warranty of any kind to Buyer relating to the Loans. Without limiting the generality of the foregoing, each of the Loans is transferred to the Buyer without recourse, and Seller shall not be responsible for (i) the sufficiency, value or collectability of the Loans or any Loan Documents, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition or credit worthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance by any guarantor, surety or other obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any guarantor, surety or other obligor, or (vi) the value of any collateral securing the Loans.

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6.16 Real Estate Matters. With respect to the Real Property, Seller is the owner of a fee simple interest in the Real Property. Subject only to the exceptions permitted by this Agreement, Seller has good and marketable title to the Real Property, free and clear of all mortgages, liens and other encumbrances, but subject to all taxes not yet due and payable, applicable zoning ordinances, matters which would be shown by a survey and all easements, rights-of-way and other matters of record at the time of conveyance. To the knowledge of Seller, no fact or condition exists that would result in the termination or impairment of access to the Real Property from adjoining public or private streets or ways or which could result in discontinuation of necessary sewer, water, electric, gas, telephone or other utilities or services.

ARTICLE VII

COVENANTS OF BUYER

7.1 Assistance in Obtaining Regulatory Approvals. Buyer agrees to use all reasonable efforts to assist Seller in obtaining any regulatory approval necessary for Seller to transfer the Assets and the Assumed Liabilities being transferred hereunder, and Buyer will provide to Seller or the appropriate regulatory authorities all information within its possession reasonably required to be submitted by Seller in connection with such approvals.

7.2 Regulatory Approvals and Consents. As soon as is practicable after the execution of this Agreement, Buyer, at its expense, shall apply for approval of all the transactions contemplated by this Agreement to all governmental agencies having jurisdiction of either Buyer or the transactions contemplated by this Agreement; provided, however, that if Seller is required to apply or give notice to any governmental agency having jurisdiction of Seller, then Seller shall make such application or notice at its expense. Buyer agrees to (i) make draft copies of the applications (except for any confidential portions thereof) available to Seller and its counsel at least three (3) Business Days before the filing thereof, (ii) cooperate with Seller to include any required notice or application by Seller to the FDIC and/or the KDFI in Buyer’s application to the OCC, (iii) request confidential treatment by the appropriate federal and state regulatory authorities of all non-public information submitted in the applications, and (iv) provide Seller and its counsel promptly with a copy of the applications as filed (except for any confidential portions thereof) and all approvals, denials, notices, orders, opinions, correspondence and other documents with respect thereto. Buyer will use its best efforts to obtain all consents, approvals or authorizations of all governmental authorities or agencies or third parties required for the execution, delivery and performance by Buyer of this Agreement and the consummation by it of all transactions contemplated hereby.

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7.3 Further Assurances. On and after the Closing Date, Buyer shall give such further assurances to Seller and upon Seller’s request shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposit Liabilities, the Equipment Leases, the Corydon Lease and the Assumed Contracts assumed by Buyer.

7.4 Use of Seller’s Name. On and after the Closing Date, Buyer shall not use the name of Seller in any manner in connection with the operation of the Branches except when necessary or appropriate to indentify the Seller as the seller of the Branches. No activity conducted by Buyer on or after the Closing Date shall state or imply that Seller is in any way involved as a partner or joint venturer in the business of Buyer.

7.5 Communications with Customers. Buyer shall not, except as otherwise set forth or contemplated herein or with the prior written consent of Seller, communicate directly or indirectly with the customers of the Branches in any manner before the Closing Date.

7.6 Confidentiality. Buyer shall, and shall cause its directors, officers, employees, agents and representatives to, hold in strict confidence and not disclose to any other person or entity without the prior written consent of Seller all information received by Buyer or its directors, officers, employees, agents or representatives from or with respect to Seller, the Branches, the Assets, the Assumed Liabilities or the transactions contemplated hereby, except such information (i) as may be publicly available other than through a breach of this Agreement or the wrongful dissemination of such information by Buyer or its directors, officers, employees, agents or representatives or (ii) as may be required to be disclosed by applicable law, and Buyer shall, and cause its directors, officers, employees, agents and representatives to, comply in all material respects with the Confidentiality Agreement dated as of January 26, 2011 (the “Confidentiality Agreement”).

7.7 Breaches. In the event Buyer has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known before the date hereof) of any of its representations or agreements contained or referred to in the Confidentiality Agreement, Buyer shall give prompt written notice thereof to Seller and use its commercially reasonable best efforts to prevent or promptly remedy the same.

7.8 Consummation of Transactions. Buyer shall use its commercially reasonable best efforts to perform and fulfill all conditions and obligations on Buyer’s part to be performed or fulfilled under this Agreement and to effect the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

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7.9 Access to Information. Buyer shall disclose and make available to Seller such information of Buyer in which Seller may reasonably require in furtherance of the transactions contemplated by this Agreement. Seller will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement as if the obligations of the Confidentiality Agreement are applicable to Seller.

ARTICLE VIII

COVENANTS OF SELLER

8.1 Access to Records and Information; Personnel; Customers. Between the date of this Agreement and the Closing Date, and subject to Section 7.6 hereof, Seller shall: (i) afford to Buyer and its authorized agents and representatives full access, upon prior notice, during normal business hours, to the properties, operations, books, Records, contracts, documents and other information of, or relating to, the Deposit Liabilities, the Loans, the Deposit-Related Loans, the Fixed Assets, the Segregated Fixed Assets and the Branches. Seller shall cause its personnel to provide assistance to Buyer in Buyer’s investigation of matters relating to the Deposit Liabilities, the Loans, the Deposit-Related Loans, the Fixed Assets, the Segregated Fixed Assets and the Branches; provided, however, that Buyer’s investigations shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers and employee relations.

8.2 Conduct of Business Before Closing.

(a) Seller will carry on the business of the Branches diligently and substantially in the same manner as on the date hereof, and Seller will not, with respect to the Branches, engage in any one or more activities or transactions that are outside the ordinary course of the business of the Branches, as conducted as of the date hereof, except for activities or transactions contemplated by this Agreement or necessary to obtain any regulatory or governmental approval of the transactions contemplated by this Agreement or otherwise to comply with any requirement of any applicable law, rule or regulation or any order of any court or other governmental authority. In addition, Seller shall use its commercially reasonable efforts: (i) to preserve its business operations as conducted at the Branches, (ii) to preserve for Buyer the goodwill of its customers and others doing business with the Branches; (iii) to maintain and preserve intact its relationship with the personnel of the Branches; and (iv) to cooperate with and assist in assuring the orderly transition of such business from Seller to Buyer. Nothing herein shall be construed as requiring Seller to engage in any activities or efforts outside the ordinary course of business as presently conducted.

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(b) Except as may be required by any regulatory or other governmental authorities or as necessary to comply with any applicable law, rule or regulation or any order of any court or other governmental authority, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

(i) transfer to Seller’s other branches any Assets;

(ii) transfer to Seller’s other branches any Deposit Accounts at the Branches except upon the unsolicited request of a depositor in the ordinary course of business;

(iii) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Assets or Deposit Liabilities except in the ordinary course of business or pursuant to this Agreement;

(iv) except for improvements to ATMs at the Branches required for compliance with the Americans With Disabilities Act of 1990, as amended, invest in any fixed assets or improvements to the Branches which requires aggregate future payments in excess of five thousand dollars ($5,000);

(v) enter into any new contract, commitment, lease or other transaction relating to the Branches which requires aggregate future payments in excess of five thousand dollars ($5,000);

(vi) except as consistent with past practice, offer to pay or pay any Deposit Account at the Branches (including upon renewal of any Deposit Accounts) any rate that would deviate materially from Seller’s historical pricing practices (considered to be the offering of rates consistent with those publically posted and/or offered to all depositors by the Seller) and which is higher than that generally offered by Seller on similar deposit products at other offices of Seller;

(vii) originate or renew any Loan with an original principal balance of fifty thousand dollars ($50,000) or more (except for any Loan originated for sale in the secondary market and classified as held-for-sale by the Seller);

(viii) agree to increase the salary, remuneration or compensation (including insurance, pension or other benefit plan) payable or to become payable to the Employees other than in accordance with Seller’s customary policies and/or bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice;

(ix) hire any new employees, or terminate any current employees other than for cause, at the Branches;

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(x) fail to classify any Loan that should be classified consistent with Seller’s past practice regarding loan classifications as “watch,” “special mention,” “substandard,” “doubtful,” “loss,” or TDR;

(xi) enter into any employment, agency or other contract or arrangement for the performance of personal services at the Branches, which is not terminable within thirty (30) days without liability to Buyer;

(xii) originate or renew any Deposits Liabilities from financial institutions;

(xiii) originate or renew at the Branches any brokered deposits as defined in 12 C.F.R. §337.6(a)(2); or

(xiv) originate at the Branches any new “jumbo” certificate of deposit (those with a principal balance of $100,000 or more) for any potential depositor located or residing outside of the Buyer’s primary market area of Clark, Floyd, Harrison, Crawford and Washington Counties in Indiana.

(c) For each month end between the date hereof and the Closing Date, the Seller shall provide the Buyer, within fifteen (15) calendar days of each such month end, a detailed schedule of all Loans originated during the preceding month.

(d) For each month end between the date hereof and the Closing Date, the Seller shall provide the Buyer, within fifteen (15) calendar days of each such month end, a detailed schedule of all Deposit Accounts transferred from the Branches to another banking office of the Seller pursuant to Section 8.2(b)(ii) hereof during the preceding month.

(e) Between the date hereof and the Closing Date, Seller shall promptly advise Buyer in writing of any fact that, if existing or known as of the date hereof, would have made any of the representations contained herein inaccurate or untrue in any material respect.

8.3 Assistance in Obtaining Regulatory Approvals. Seller agrees to use all reasonable efforts to assist Buyer in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby, and Seller will provide to Buyer or to the appropriate regulatory authorities all information within its possession reasonably required to be submitted by Buyer in connection with such approvals.

8.4 Regulatory Approvals and Consents. Seller shall cooperate with Buyer to apply for regulatory approval of the transactions contemplated by this Agreement as set forth in Section 7.2 of this Agreement. Further, Seller will use its best efforts to obtain all consents, approvals or authorizations of all governmental authorities or agencies or third parties required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of all transactions contemplated hereby or for the assumption by Buyer of the Assumed Contracts.

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8.5 Records. Seller shall retain all Records relating to the Deposit Liabilities which are not ordinarily maintained at the Branches and are not otherwise required to be transferred to Buyer under this Agreement and Buyer shall receive possession of, and right, title and interest to, and in, all Records which are ordinarily maintained at the Branches. In each case, copies of the Records directly relating to Branch operations, assets and liabilities before the Closing Time which are retained by Seller shall be provided, within five (5) Business Days after a request is received for such Records, to Buyer and its authorized agents, representatives and regulators during regular business hours after the Closing Time. All Records relating to the Deposit Liabilities before the Closing Time shall be maintained for the period required by law. Should one party’s audit or inspection of records in another party’s possession result in the second party’s employees or agents having to devote any substantial amount of time or such party having to allocate facilities or equipment or having to incur any substantial costs, then the second party shall be entitled to reasonable reimbursement for all such costs incurred; provided, however, that no there shall be no reimbursement for requests made within thirty (30) calendar days of the Closing Date.

8.6 Signs. Seller shall remove, at its own cost, any or all interior and exterior signs (excluding structural sign posts and cabinets) at the Branches identifying Seller by 5:00 p.m. on the Closing Date. Seller shall cooperate to allow Buyer to start installation of signs at the Branches within seven (7) days before the Closing Date. Buyer’s sign shall remain covered until the Closing Date.

8.7 Transfer of Data. Seller acknowledges that Buyer may either manually convert all of the account data regarding the Deposit Liabilities or with the mutual consent of the parties, electronically transfer the data. From the date hereof through the Closing Date, Seller shall reasonably cooperate and work with Buyer to complete the tasks required to facilitate the conversion of the Deposit Liabilities and the Loans. Such tasks include, but are not limited to, providing Buyer with updated reports, application data files, and any other items as are necessary to complete the conversion process and related testing procedures. Seller will facilitate and assist Buyer, as needed, with any communication or interaction with existing data processors, vendors, and related third parties. Seller shall provide, at Seller’s sole cost and expense: (i) a written report to Buyer, in a format acceptable to Buyer, detailing account data regarding the Deposit Liabilities and Loans on the Closing Date; and (ii) within thirty (30) calendar days from the date hereof, Seller shall provide Buyer with initial reports and related documentation of the Deposit Accounts and Loans in a format acceptable to Buyer. Seller agrees to facilitate the orderly transfer of all data processing information from all third parties. Seller agrees to reasonably cooperate in resolving any conversion-related issues arising from the conversion of the Deposit Liabilities and Loans for a period of ninety (90) calendar days following the date that the conversion is completed.

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8.8 Forms. Within thirty (30) calendar days from the date of this Agreement, Seller will provide Buyer with copies of the forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, and IRA trust agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Branches in connection with the Deposit Liabilities. For purposes of this paragraph, all referenced documents shall be the forms used by Seller as of the date of this Agreement for new customers.

8.9 Post-Closing Delivery of Loan Files and Recording and Assignment Matters; Retention of and Access to Files Following the Closing Date.

(a) Not later than five (5) business days following the Closing Date, Seller shall deliver to Buyer the Loan Documents and related Loan files (reasonably organized and cataloged), in the medium (including imaged documents) then maintained by Seller; provided, however, that Buyer understands that the FHLB may take approximately thirty (30) days to return to Seller original Loan Documents pertaining to Loans now pledged to the FHLB by Seller as collateral security for advances made to Seller by the FHLB (but to be released on the Closing Date), and that Buyer shall arrange for physical delivery of such original Loan Documents to Buyer when and as received by Seller from the FHLB;

(b) Promptly after the execution of this Agreement, Buyer shall provide Seller in writing with the exact name to which the Loans are to be endorsed, or whether any Loans should be endorsed in blank. Not later than five (5) business days following the Closing Date (except with respect to those items as Buyer shall reasonably request be delivered in advance of such date, which items Seller shall use its best efforts to deliver at or immediately after the Closing Date), Seller shall complete such endorsements and deliver the Loan Documents, along with assignments of real property security instruments in recordable form and assignments of financing statements, in a form reasonably satisfactory to Buyer, including, but not limited to the following:

(i)	For each of the Loans, a notice of transfer of Loan in form reasonably satisfactory to Buyer’s counsel, informing each borrower under each of the Loans of the transfer of the Loans and related servicing to Buyer;
(ii)	For each of the original notes, an endorsement (made pursuant to a label adhered to the note or pursuant to a separate allonge), in form reasonably satisfactory to Buyer’s counsel, which states “Pay to the order of First Savings Bank, F.S.B., without recourse”;
(iii)	For each of the Loans, an assignment for the Loan Documents and related rights and liens, in form reasonably satisfactory to Buyer’s counsel with all blanks appropriately completed; and
(iv)	For each of the Loans, one or more UCC-3 Assignments of Financing Statements to be filed with the Secretary of State where each borrower is formed or domiciled and/or in the county where each real property is located, as applicable, evidencing the assignment to Buyer of all Seller’s right, title and interest in and to any security interests in personal property and fixtures created by the Loan Documents and held by Seller which are in effect on the Closing Date.

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(c) Seller shall take all such reasonable actions as requested by Buyer to assist Buyer in (i) obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Loan sold on the Closing Date in favor of Buyer or its designated assignee as secured party, or (ii) notifying other banks or financial institutions in respect of the transfer or assignment of any participation agreement with respect to Loans, or (iii) otherwise transferring of record or beneficially the interests of Seller in Loans or the collateral therefor. Any such action shall be the responsibility of Buyer and at Buyer’s sole expense, and Buyer shall promptly reimburse Seller for all reasonable third party costs incurred in connection therewith.

(d) Buyer agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records of the Branches referred to in this Agreement for the joint benefit of itself and Seller, and that it will permit Seller or its representatives, at any reasonable time and at Seller’s expense, to inspect, make extracts from or copies of, any such files, books of account or records as Seller shall deem necessary of the files, books of accounts or records of the Branches before the Closing Date.

(e) If some of Seller’s records concerning the Deposit Liabilities cannot reasonably be segregated from Seller’s records regarding accounts not transferred pursuant to this Agreement, Seller will not deliver such records to the Buyer but will preserve and safely keep such records for as long as may be required by applicable law. For a period of thirty-six (36) calendar months after the Closing Date, Seller shall permit Buyer reasonable access during Seller’s normal business hours to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving Buyer or in connection with any legal obligation owed by Buyer to any present or former depositor or other customer; provided, however, that Seller shall be entitled to fees, for the level of service requested, for any research of Records required by Buyer after the Closing Date, provided that the charge for research shall not exceed $30.00 per hour and $5.00 per check copy; provided further that there shall be no charge for research requests within the first thirty (30) days following the Closing Date. Moreover, following the Closing Date, Buyer agrees to maintain database information cross referencing Seller’s account number for transferred customers in order to facilitate any post Closing research to be performed by Seller at Buyer’s request or as required by law. Following such 36-month period, Seller will permit the Buyer or Buyer’s representatives, at reasonable times during Seller’s normal business hours and at the Buyer’s expense, to inspect, make extracts from or copies of such records which relate to the Deposit Liabilities.

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8.10 Further Assurances. On and after the Closing Date, Seller shall give such further reasonable assistance to Buyer and, upon Buyer’s request, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively transfer the Assets and the Deposit Liabilities to Buyer.

8.11 Best Efforts to Satisfy Conditions. Seller covenants and agrees that it: (a) will use its commercially reasonable best efforts to satisfy the conditions to which the obligations of Buyer are subject pursuant to this Agreement on or before the Closing Date; and (b) will fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement.

8.12 Covenants Not to Compete. Seller hereby covenants and agrees that:

(a) For a period of three (3) years commencing as of the Closing Date, neither Seller nor any Affiliate shall establish a de novo branch office or purchase or acquire a branch office from another depository institution or financial institution for the purpose of accepting or soliciting any deposits within any county in which any of the Branches is located. Nothing in this Section 8.12(a), however, shall prevent the acquisition of Seller by a depository institution or financial institution (or its holding company) having a branch facility then operating under its separate name within any county in which any of the Branches is located, or the acquisition by Seller of a depository institution or financial institution (or its holding company) having a branch facility then operating under its separate name within any county in which any of the Branches is located.

(b) For a period of three (3) years commencing as of the Closing Date, neither Seller nor any Affiliate shall directly solicit by direct mail or telephone any persons who on or before the Closing Date had a deposit account with any of the Branches; provided, however, that the foregoing provisions shall not limit the right of Seller to advertise or solicit for banking business from the public generally or from customers at other branch offices of Seller, provided that Seller may not use the customer lists from the Branches for any purpose.

(c) For a period of three (3) years commencing as of the Closing Date, Buyer shall not, without the prior written consent of Seller, directly or indirectly, solicit to employ any officer or employee of Seller employed by Seller at the Closing Date and continuing to be employed by Seller, provided, however, that the term “solicit to employ” shall not be deemed to include general solicitations of employment not specifically directed towards employees of Seller, nor inquiries for employment initiated by such officers or employees.

(d) For a period of three (3) years commencing as of the Closing Date, Seller shall not, without the prior written consent of Buyer, directly or indirectly, solicit to employ any person who is a Transferred Employee and who continues to be employed by Buyer, provided, however, that the term “solicit to employ” shall not be deemed to include general solicitations of employment not specifically directed towards employees of Buyer, nor inquiries for employment initiated by such employees.

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8.13 Real Property, Title, Surveys and Inspections.

(a) Seller will convey good and marketable title to the Real Property to Buyer, subject to Permitted Exceptions (as hereinafter defined).

(b) Not more than sixty (60) calendar days after the date hereof, Seller shall deliver to Buyer, at Buyer’s expense, a Commitment for an ALTA Owner’s Form B Title Insurance Policy (the “Title Policy”) issued by a title insurer reasonably approved by Buyer (the “Title Insurer”), with respect to the Real Property and designating Buyer as the proposed insured (the “Title Commitment”). The Title Commitment shall be subject only to Permitted Exceptions. For purposes of the Title Commitment, “Permitted Exceptions” shall mean any exceptions shown on the Title Commitment to which Buyer does not object in writing within ten (10) Business Days of its receipt of the Title Commitment. If the Title Commitment delivered pursuant to this Section 8.13 discloses title exceptions other than Permitted Exceptions, Seller shall have thirty (30) calendar days from the date of receipt of notice thereof (and the parties shall postpone the Closing Date, if necessary to enable Seller to undertake such activities ) to have such exceptions cleared, or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such exceptions by an endorsement in form and substance satisfactory to Buyer. If the exceptions are not removed or endorsements over the exceptions are not obtained, Buyer, upon notice to Seller within fifteen (15) calendar days after the expiration of the 30-day cure period, may elect (i) to lease the Real Property for a period of five years on market terms mutually agreeable to Buyer and Seller; or (ii) to take title notwithstanding the exception and such exception shall be deemed a Permitted Exception.

(c) Not more than sixty (60) calendar days after the date hereof, Seller shall deliver to Buyer a current survey of the Real Property (the “Survey”), which current survey (i) shall include easements, if any, that are for the benefit of all or any portion of the Real Property; (ii) shall be dated on or after the date hereof; (iii) shall be prepared and certified to Buyer, the Title Insurer and such other persons as Buyer shall reasonably request by a registered Indiana land surveyor as having been prepared in accordance with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys as adopted by the American Land Title Association and American Congress on Surveying and Mapping for Class A-Urban Surveys; and (iv) shall confirm that the Real Property is in a Zone C-Area of Minimal Flood Hazard according to the Flood Insurance Rate Maps prepared by the Federal Emergency Management Agency, except as disclosed in Schedule 8.13(c). The Buyer shall pay for the cost of the Survey.

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(d) Within sixty (60) days after the date of this Agreement, Buyer may, at Buyer’s sole cost and expense, obtain a completed Phase I environmental report (“Phase I”) of the Real Property conducted by an independent environmental investigation and testing firm selected by Buyer and reasonably acceptable to Seller. If the Phase I discloses any potential environmental condition that in the reasonable belief of Buyer warrants further review or investigation, Buyer shall give notice of the same to Seller within ten (10) Business Days of its receipt of the Phase I. Buyer shall purchase the Real Property on the terms set forth in this Agreement if notice is not provided within such ten (10) Business Day period. Upon giving such notice, Buyer may, within an additional thirty (30) day period, at Seller’s sole cost and expense, obtain a completed Phase II environmental report (“Phase II”). Buyer shall purchase the Real Property on the terms set forth in this Agreement if (a) the Phase I or Phase II report reveals potential levels of environmental contaminants not in excess of federal or state action limits, or (b) the Buyer shall have been provided confirmation from governmental authorities with applicable jurisdiction that no action with respect to the Real Property is required. If the Phase II report reveals levels of environmental contaminants in excess of federal or state action limits on any Real Property, and if the Buyer shall not have received written confirmation, acceptable to the Buyer in its sole discretion, from governmental authorities with applicable jurisdiction that no remedial action with respect to the Real Property is required, warranted or advisable, Buyer shall not be obligated to purchase the Real Property under the terms set forth in this Agreement, but may purchase the Real Property on terms mutually agreeable to Buyer and Seller if Seller does not agree to pay for the costs of remediating the affected Real Property. In the event that Buyer and Seller fail to reach such agreement within thirty (30) days following receipt of the Phase II, Buyer shall lease the Real Property for a period of five years on market terms mutually agreeable to Buyer and Seller. Buyer shall provide copies of the Phase I and Phase II reports, if any, to Seller within the time periods required above for obtaining the same.

8.14 Breaches. In the event Seller has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known before the date hereof) of any of its representations or agreements contained or referred to in the Confidentiality Agreement, Seller shall give prompt written notice thereof to Buyer and use its commercially reasonable best efforts to prevent or promptly remedy the same.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to the Obligations of Seller. Unless waived in writing by Seller, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions:

(a) Performance. Each of the acts and undertakings of Buyer to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects;

(b) Representations and Warranties. The representations and warranties of Buyer contained in Article V hereof shall be true and correct in all material respects (except that the representations and warranties contained in Sections 5.1, 5.2 and 5.9 shall be true and correct without any qualification as to materiality) on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

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(c) Regulatory Approvals and Third Party Consents. All required licenses, approvals and consents of any relevant state, federal or other regulatory agencies or third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained; all applicable waiting periods shall have expired; and all necessary pre-closing conditions of those licenses, approvals and consents shall have been fully satisfied.

(d) Officer’s Certificate. Seller shall have received a certificate in the form of Exhibit G signed by an authorized officer of Buyer stating that the conditions set forth in Sections 9.1(a) and (b) have been fulfilled.

(e) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement shall be in effect nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal.

(f) Receipt of Documents. Seller shall have received all documents required to be received from Buyer on or before the Closing Date, all in form and substance reasonably satisfactory to Seller.

9.2 Conditions to the Obligations of Buyer. Unless waived in writing by Buyer, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions:

(a) Performance. Each of the acts and undertakings of Seller to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties. The representations and warranties of Seller contained in Article VI of this Agreement shall be true and correct in all material respects (except that the representations and warranties contained in Sections 6.1, 6.2, 6.5, 6.9, 6.14, 6.15 and 6.16 shall be true and correct without any qualification as to materiality) on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

(c) Regulatory Approvals and Third Party Consents. All required licenses, approvals and consents of any relevant state, federal or other regulatory agencies or other third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained; all applicable waiting periods shall have expired; and all necessary pre-closing conditions of those licenses, approvals and consents shall have been fully satisfied.

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(d) Officer’s Certificate. Buyer shall have received a certificate in the form of Exhibit H signed by an authorized officer of Seller stating that the conditions set forth in Sections 9.2(a) and (b) have been fulfilled.

(e) No Adverse Litigation. On the Closing Date no action, suit or proceeding shall be threatened or pending against Buyer or Seller which might reasonably be expected to materially and adversely affect the business, properties and assets of the Branches or materially and adversely affect the transactions contemplated by this Agreement.

(f) No Material Damage. From the date of this Agreement until the Closing Date there shall have been no material damage to or destruction of the physical condition of the Branches.

(g) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement shall be in effect nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal.

(h) Receipt of Documents. Buyer shall have received all documents required to be received from Seller on or before the Closing Date, all in form and substance reasonably satisfactory to Buyer.

ARTICLE X

TERMINATION

(a) This Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for breach of any duty or obligation arising before the date of termination, upon the occurrence of any of the following:

(i) if any governmental (federal or state) agency shall have denied or refused to grant the approvals or consents required to be obtained pursuant to this Agreement;

(ii) the expiration of thirty (30) days from the date that either party has given notice to the other party of such other party’s material breach or misrepresentation of any condition, warranty, representation or covenant in this Agreement; provided, however, that no such termination shall take effect if within said thirty (30) day period the party so notified shall have fully and completely corrected the grounds for termination as specified in such notice; or

(iii) upon mutual consent of the parties in writing at any time on or before the Closing Date.

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(b) The parties hereto may, by mutual written consent, terminate this Agreement upon the failure to close the transactions contemplated by this Agreement on or before September 30, 2012.

(c) Notwithstanding anything to the contrary herein contained in this Agreement, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party.

ARTICLE XI

EMPLOYEES

11.1 Continuing Employees. Seller shall introduce Buyer to the Employees as soon as practicable after the execution of this Agreement. Subject to review of such information as Buyer may request of such Employees and interviews with the Employees, Buyer shall determine which Employees to whom it shall make an offer of employment. Any Employees who receive such an offer and accept it are referred to as “Transferred Employees.” Any Employees who do not receive such an offer are referred to as “Non-Transferred Employees.” Buyer shall notify and identify to Seller its selection of such Transferred Employees as soon as the selection is made and shall use its best efforts to make such selection no later than thirty (30) days before Closing, but in no event later than fifteen (15) days before Closing.

11.2 Filings by Seller. Seller shall be responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities with respect to wages and benefits paid to each such Employee for periods ending on or before the close of business on the Closing Date.

11.3 Benefits Matters. Buyer shall grant service credit to each Transferred Employee for his or her service with Seller on or before the Closing Date (including service credited by Seller as a successor in interest by its acquisition of the former Farmers State Bank) for purposes of determining the Transferred Employee’s eligibility to participate and vested rights (but not for purposes of benefit accrual) in any pension, thrift, profit-sharing, life insurance, disability, or other employee benefit plan or program now in effect or hereafter maintained by or on behalf of Buyer and with regard to any medical benefit plan covering Buyer’s employees. Notwithstanding the immediately preceding sentence, each Transferred Employee shall be treated as a new employee for all purposes under the Buyer’s employee stock ownership plan. There shall be an open enrollment period for the Transferred Employees without regard to any preexisting conditions of such Transferred Employees or their dependents, consistent with the requirements of the Health Insurance Portability and Accountability Act of 1996.

11.4 Access to Employees. Before the Closing Date, Seller shall afford the officers and authorized representatives of Buyer access to the Employees for interviews and training purposes, at Buyer’s sole expense, at reasonable times without interfering with the Branches’ normal business and operations.

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11.5 COBRA Notifications. To the extent required by law, Seller will provide all required notification under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to all former employees of Seller at the Branches after the Closing Date and to all other persons who became “qualified beneficiaries” under COBRA with respect to any group health plans maintained by Seller for its employees, and Seller will have provided any required COBRA coverage to all such former employees and other qualified beneficiaries of Seller who elect COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder.

11.6 Paid Time Off. Buyer shall assume all accrued paid time off, vacation or sick days, severance benefits, or other benefits owed to any Employee by Seller as of (and including) the Closing Date (the “Seller Employee PTO”); provided that Seller shall pay to Buyer, at the Closing, the amount that any such Employees would be owed through the close of business on the Closing Date for such Seller Employee PTO. In determining the length of a Transferred Employee’s vacation benefits for the purpose of this Section 11.6, Buyer shall treat the Transferred Employee’s service with Seller (including service credited by Seller as a successor in interest by its acquisition of the former Farmers State Bank) as if it were service with Buyer.

11.7 Severance. Any Non-Transferred Employees, and any Transferred Employees who Buyer terminates within ninety (90) days after the Closing Date (other than for Cause), shall receive from the Buyer a lump-sum cash severance payment equal to one week of “base compensation” for each year of service with the Seller (including service credited by Seller as the successor in interest by its acquisition of the former Farmers State Bank), up to a maximum of twenty (20) weeks of base compensation. In the case of any Non-Transferred Employees, Buyer shall make such payment on or before the Closing Date. In the case of any such Transferred Employees, Buyer shall make such payment on the termination date. “Cause” means a good faith finding by the Buyer of (i) a conviction of the employee of, or a plea of guilty or nolo contendere by the employee to, any felony; (ii) a material violation by the employee of federal or state laws or any other laws involving moral turpitude, as determined by a court or other governmental body of competent jurisdiction; (iii) willful misconduct or gross negligence by the employee; or (iv) fraud, embezzlement, theft or material dishonesty by the employee against the Seller or any of its customers or vendors. “Base compensation” means: (i) for salaried employees, the employee’s annual base salary at the rate in effect on his or her termination date or, if greater, the rate in effect on the date immediately preceding the Closing Date; and (ii) for hourly employees, the employee’s total hourly wages for the twelve (12) calendar months preceding his or her termination date or, if greater, the twelve (12) full calendar months preceding the Closing Date.

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ARTICLE XII

OTHER AGREEMENTS

12.1 Checking Deposit Account Owners.

(a) Customer Notification. After receipt of regulatory approval of the transactions contemplated by this Agreement but before to the Closing Date, Buyer and Seller through a joint communication will notify all holders of Deposit Accounts at the Branches that checks or drafts written after thirty (30) calendar days after the Closing Date on Seller’s check or draft forms will not be honored. Such notice shall be made at Buyer’s expense.

(b) Customers’ New Check and Draft Forms. On or within five (5) Business Days before the Closing Date, Buyer will supply holders of Deposit Liabilities which may be accessed by checks with Buyer’s own check or draft forms. At least twenty (20) calendar days before the Closing Date, Seller will provide Buyer all necessary information for Buyer to supply such checks and drafts. Buyer will be fully responsible for all costs of the new check and draft forms, including postage and notifications.

12.2 Seller and Buyer Processing Duties.

(a) Checks, Drafts, and Negotiable Orders of Withdrawal. For a period not to exceed ninety (90) calendar days after the Closing Date, Seller agrees to act as Buyer’s limited correspondent for the processing of checks, drafts, and Negotiable Orders of Withdrawal (“NOW”) drawn before or after the Closing on forms provided by Seller on any such accounts assumed by Buyer hereunder.

(b) Holds and Stop Payments. Seller will deliver to Buyer at Closing a schedule of holds and stop-payments placed on particular accounts or individual checks at the Branches and the terms of such holds. Except as otherwise required by applicable law, Buyer will continue such holds and stop-payments under the same terms Seller shows on the schedule of holds and stop-payments.

(c) Risk of Loss. After the Closing, any risk of loss with respect to stop payments and funds availability and other holds shall be the sole responsibility of Buyer, provided that: (i) in the case of stop-payments instituted before Closing, Seller has advised Buyer of the existence and terms of such stop-payments at the Closing; and (ii) in the case of funds availability and other holds instituted before Closing, Seller has advised Buyer of the existence and terms of such holds at the Closing.

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(d) Processing of Electronic Items. Seller will provide Buyer, at least twenty (20) Business Days before Closing, the list of all ACH entries for electronic transfer accounts domiciled at the Branches. Buyer shall continue such ACH arrangements and such recurring debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor. Buyer shall have no obligation to continue any such arrangements that were originated and administered by Seller and Seller shall terminate such arrangements on or before the Closing Date. Within five (5) days after the Closing, Buyer shall notify ACH originators with respect to Deposit Liabilities to change the routing numbers and account numbers from those of Seller to those of Buyer in compliance with NACHA rules and regulations. Seller will continue to accept and transmit to Buyer ACH entries and corresponding funds for ninety (90) calendar days following Closing. Seller, at Buyer’s expense, agrees for a period of ninety (90) calendar days after the Closing Date to provide electronic “ACH format” transmissions to Buyer no later than 2:00 p.m. on each Business Day of all such ACH transfers received by Seller on the previous Business Day for same day settlement. After the ninety (90) day period, Seller may discontinue accepting and forwarding ACH entries and funds and return them to the originators marked “Account Closed.” In the case of FED Wires intended for Deposit Accounts, Seller shall remit and transfer to Buyer no later than 3:00 p.m. (EST) on each business day all FED Wire received for such Deposit Accounts. Compensation for FED Wires not delivered to Buyer will be the sole responsibility of Seller. Seller may discontinue accepting and forwarding FED Wires after the ninety (90) day period and return them to the originators marked “Account Closed”.

(e) Account Statements. Within thirty (30) calendar days after the Closing Date, Seller, at its own expense, shall mail to each holder of a Deposit Liability in respect of a checking account, NOW account, money market account or other account which permits deposits to be transferred to third parties by means of drafts drawn on such deposit account, a final account statement as of the Closing Time.

(f) Escheatable Deposits. Seller will escheat to the State of Indiana all escheatable Deposit Accounts and safe deposit box contents eligible for escheatment within thirty (30) days before the Closing Date. Seller will provide to Buyer within thirty (30) days of the Closing Date a listing of all Deposit Accounts and safe deposit boxes that were escheated subsequent to the date of this Agreement and a report that details the last date of customer contact.

12.3 Returned Items. An appropriate allocation or adjustment between Buyer and Seller shall be made for any items that were credited for deposit to or cashed against an account at the Branches and are returned unpaid within ninety (90) calendar days after the Closing (the “Returned Items”), if after reasonable diligence payment for the Returned Item cannot be recovered, including by offset against an account of obligor. Such allocation and adjustment shall be made by appropriate payment from Buyer to Seller or Seller to Buyer as soon as feasible. Seller will provide a daily listing of all returned deposited items (RDI) no later than 8:30 a.m. on each Business Day. Seller agrees to assume liability for any RDI returned as fraudulent up to one hundred and eighty (180) days after the Closing Date.

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12.4 Settlement. In settlement of the transactions described in Sections 12.2 and 12.3, Buyer and Seller agree that by 1:00 p.m. on each Business Day, Seller shall provide Buyer with a daily net settlement figure for all such transactions then pending to the knowledge of Seller and Buyer shall provide an equivalent figure for all such transactions then pending to the knowledge of Buyer. The parties agree that the party obligated to remit any funds thereunder shall do so by 3:00 p.m. of such day. Any such settlement shall be provisional pending receipt by Buyer of the physical items relating to such settlement; Buyer shall adjust the next daily settlement to reflect any adjustments resulting from its receipt of the physical items. In order to facilitate the settlement transactions contemplated by this Agreement, Buyer shall establish an account (the “Correspondent Account”) with Seller for purposes of accepting credits to and absorbing debits against, the cash balances transferred or transferable as a result of adjustments made pursuant to this Agreement. The Correspondent Account shall provide authorization to Seller, without signature of Buyer, for the deposits and withdrawals authorized in, but only such deposits and withdrawals as are authorized in this Agreement with respect to the Correspondent Account. The Correspondent Account shall be settled on a daily basis with a transfer of funds to Buyer or Seller, as appropriate, so that the overnight balance in the Correspondent Account is $0.

12.5 Interest Reporting and Withholding.

(a) Interest Reporting. Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposit Liabilities, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Buyer will report to the applicable taxing authorities and holders of Deposit Liabilities, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Any amounts required by any governmental entity to be withheld from any of the Deposit Liabilities through the Closing Date will be withheld by Seller in accordance with appropriate legal requirements or appropriate notice from any governmental entity and will be remitted by Seller to the appropriate agency on or before the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Buyer in accordance with appropriate legal requirements or appropriate notice from any governmental entity and will be remitted by Buyer to the appropriate agency on or before the applicable due date.

(b) IRS Notices. Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposit Liabilities, and Buyer shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposit Liabilities.

(c) Loan Interest and Points. Unless otherwise agreed by the parties, Seller will timely make all required reports to applicable taxing authorities and to obligors on Loans and Deposit-Related Loans, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date concerning all interest and points received by Seller, and Buyer will timely make all required reports to applicable taxing authorities and to obligors on Loans and Deposit-Related Loans, with respect to all periods from the day after the Closing Date, concerning all such interest and points received by Buyer.

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12.6 Notices to Depositors. Seller shall provide Buyer with an intermediate customer list on the Deposit Liabilities together with information regarding those customers’ accounts as of a date that is mutually agreed to by Buyer and Seller and that is before the mailing referred to in this Section 12.6. At such time as shall be mutually agreeable to Buyer and Seller, but in no event later than thirty (30) calendar days before the anticipated Closing Date, Seller and Buyer shall notify, at Buyer’s expense, the holders of the Deposit Accounts that, subject to closing requirements, Buyer will be assuming liability for the Deposit Liabilities and Buyer shall disclose the details of Buyer’s administration of the assumed accounts following the Closing Time. Each party shall obtain the approval of the other on its notification letter and each party shall be solely responsible for any additional costs or expenses incurred by such party in performing the actions required by this Section 12.6. No communications by Buyer, and no communications by Seller, outside the ordinary course of business, to any customer shall be made before the Closing Date, except as provided in this Agreement or otherwise agreed to by the parties in writing.

12.7 Deposit Histories. In the case of any dispute with or inquiry by an account holder whose deposit account is subject to this Agreement, which dispute or inquiry relates to the servicing of such deposit account by Seller before the date for which a deposit account history has been provided to Buyer, Seller will provide Buyer with the appropriate information regarding the deposit account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Buyer to respond to the account holder within ten (10) Business Days (unless otherwise agreed to by the parties) and in a manner which would comply with standard banking practices and customs. Any services provided by Seller pursuant to this Section 12.7 shall be subject to the reimbursement provisions set forth in Section 8.9(e) of this Agreement.

12.8 ATM Cards. After the receipt of regulatory approval of the transactions contemplated by this Agreement but at least fifteen (15) calendar days before the Closing Date, Seller shall notify depositors at the Branches that their existing ATM access/debit cards may not be used to access deposit accounts at the Branches as of the Closing Time. Not earlier than thirty (30) calendar days nor later than seven (7) calendar days before the Closing Date, Buyer shall mail, or cause to be mailed, new ATM access/debit cards to depositors of any Deposit Liabilities, which cards shall be effective as of the day following the Closing Date. Buyer and Seller agree to settle any and all ATM transactions and point of sale transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable following the processing thereof. At no time shall Seller be required to disclose to Buyer customers’ PINs or algorithms or logic used to generate PINs.

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12.9 Backup Withholding. Any amounts required by any governmental agencies to be withheld from any of the Deposit Liabilities (the “Withholding Obligations”) will be handled as follows:

(a) Any Withholding Obligations required to be remitted to a governmental agency on or before the Closing Time will be withheld and remitted by Seller before the Closing Date.

(b) Any Withholding Obligations with respect to interest payments posted on or before the Closing Time, which are not required to be remitted to a government agency until after the Closing Time, shall be remitted by Buyer. At the Closing, Seller will remit to Buyer all sums withheld by Seller pursuant to Withholding Obligations which funds are or may be required to be remitted to a governmental agency on or after the Closing Time.

(c) Any Withholding Obligations with respect to interest payments posted after the Closing Time will be remitted by Buyer.

(d) Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit Liabilities opened by Seller before the Closing Time will be paid by Seller promptly upon receipt of the notice, provided such penalty assessment resulted from Seller’s acts, policies or omissions.

12.10 Electronic Installation. Buyer shall have a reasonable right to enter the Branches in the thirty (30) calendar day period before the Closing Date for the purpose of installing necessary wiring for Buyer’s teller terminals, ATMs and data processing equipment to be utilized after the Closing, subject to satisfaction by Buyer of the following conditions:

(a) reasonable advance notice of such entry shall be given to Seller, such entry shall comply with Seller’s security procedures and Seller shall have the right to have its employees or contractors present to inspect the work being done;

(b) all such work shall be done at such times and in a manner so as not to unreasonably interfere with Seller’s business in the Branches; and

(c) all such work will be done in compliance with the laws and applicable governmental regulations and Buyer shall be responsible for the procurement, at Buyer’s expense, of all required governmental or administrative permits and approvals.

Buyer agrees that if for any reason the transactions contemplated hereunder are not consummated, Buyer will, at its sole cost and expense, remove any installations it shall have made in the Branches and shall repair and restore the Branches to its condition immediately before such installation.

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12.11 Actions With Respect to IRA and Keogh Plan Deposit Liabilities. Seller shall (i) resign as of the Closing Time as the Trustee/Custodian of each IRA Deposit Liability and as the Trustee/Custodian of each Keogh Plan Deposit Liability of which it is the Trustee/Custodian, if any, (ii) to the extent permitted by the documentation governing each such IRA or Keogh Plan, appoint Buyer as successor Trustee/Custodian of each such IRA or Keogh Plan, and Buyer agrees to accept each such trusteeship/custodianship and assume all fiduciary obligations with respect thereto as of the Closing Time, and (iii) deliver to the grantor or named fiduciary of each such IRA or Keogh Plan, respectively, such notice of the foregoing as is required by the documentation governing each IRA or Keogh Plan, all at Buyer’s expense.

12.12 Assumption of Risks

(a) On and after the Closing Date, Seller shall discontinue all casualty, liability and other insurance coverage maintained with respect to the Branches and the Assets. Buyer shall be solely responsible for all casualty losses and liability claims relating to the Branches arising on and after the Closing Date.

(b) On and after the Closing Date, Seller shall discontinue providing any security for persons and property at the Branches. Buyer shall be solely responsible for all liabilities arising out of injury or damage to persons and property on or at the Branches on and after the Closing Date.

(c) On and after the Closing Date, Buyer shall maintain adequate insurance with respect to the losses described in (a) and (b) above and otherwise with respect to the operation of the Branches.

12.13 Loan Payments and Information Received After the Closing Date.

(a) At such time as shall be mutually agreeable to Buyer and Seller, but in no event later than thirty (30) calendar days before the anticipated Closing Date, Seller and Buyer shall notify, at Buyer’s expense, the holders of the Loans that, subject to closing requirements, Buyer will be acquiring the Loans. Each party shall obtain the approval of the other on its notification letter and each party shall be solely responsible for any additional costs or expenses incurred by such party in performing the actions required by this Section 12.13. In addition, in order to enhance the transition of the Loan payment collection process after Closing, Buyer agrees, at its cost and expense, to notify each Loan debtor in writing, within five (5) calendar days after the Closing Date, of the Buyer’s assumption of the Loan and that the debtor should make payments on the Loan directly to Buyer rather than making payment to the Seller. When giving such notice, Buyer shall furnish each debtor with a new coupon book for the Loan, where applicable.

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(b) Seller agrees that for the first sixty (60) days following the Closing Date, it shall forward promptly (which shall mean delivery electronically and/or by an overnight courier service at Seller’s expense) to the Buyer:

(i)	any payments which are received by the Seller on or after the Closing Date that relate to the Loans and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to the Seller; and
(ii)	any notices or other correspondence received on or after the Closing Date that relate to the Loans or other Assets.

(c) For a period of sixty (60) days following the Closing Date, Seller shall have the right to chargeback any dishonored Loan payment to the extent that it has collected and credited such Loan payment for payment on the Loan account.

12.14 Payment of Instruments. Following the Closing, Buyer agrees to pay in accordance with law all checks, drafts, and withdrawal orders which are properly drawn by depositors with respect to the Deposit Liabilities assumed by Buyer, which are duly endorsed (or for which necessary endorsements are deemed supplied by applicable law) and otherwise properly payable, in light of credit balances and overdraft privileges, if any, applicable to such depositors, and presented to Buyer by mail, over its counters, or through the check-clearing system of the banking industry, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing to the depositors whose Deposit Liabilities are assumed by Buyer. If any depositors, instead of accepting the obligation of Buyer to pay the Deposit Liabilities, shall demand payment from Seller for all or any part of any such Deposit Liabilities, Seller shall not be liable or responsible for making such payment.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Survival. The representations and warranties made by the parties in this Agreement shall survive until the eighteenth (18th) month anniversary of the Closing Date, and thereafter neither party may claim any loss or damage in relation to a breach thereof, except that the representations and warranties contained in Sections 5.1, 5.2, 5.6, 6.1, 6.2 and 6.7 shall survive the Closing indefinitely. The agreements and covenants contained in this Agreement shall survive the Closing until fully performed or fulfilled.

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13.2 Indemnification.

(a) Subject to Section 13.1, Seller shall indemnify, hold harmless and defend Buyer (and its Affiliates) from and against any and all damage, loss, liability, cost, penalty, claim or expense (including legal fees and expenses) incurred or suffered by Buyer (or its Affiliates) in connection with:

(1)	any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement, or

(2)	any action taken or omitted to be taken by Seller, or any transaction or any event occurring before the Closing Time, relating to the operations of the Branches (including but not limited to claims for personal injuries arising from incidents occurring before the close of business on the Closing Date) or the administration of any of the Deposit Liabilities or the Loans by Seller before close of business on the Closing Date, and any suits or proceedings commenced in connection therewith, or

(3)	the Fixed Assets, the Segregated Fixed Assets, the Equipment Leases, the Corydon Lease, the Assumed Contracts, the safe deposit business or the Real Property, insofar as the basis for such action, suit, or other proceedings, claim or demand arose before the close of business on the Closing Date, or

(4)	any liability of Seller not assumed by Buyer pursuant to Section 2.3.

(b) Subject to Section 13.1, Buyer shall indemnify, hold harmless and defend Seller (and its Affiliates) from and against any and all damage, loss, liability, cost, penalty, claim or expense (including legal fees and expenses) incurred or suffered by Seller (or its Affiliates) in connection with:

(1)	any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement, or

(2)	any action taken or omitted to be taken by Buyer, or any transaction or any event occurring from or after the Closing Time, relating to the operations of the Branches (including but not limited to claims for personal injuries arising from incidents occurring after the close of business on the Closing Date) or the administration of any of the Deposit Liabilities or the Loans by Buyer subsequent to the close of business on the Closing Date, and any suits or proceedings commenced in connection therewith; or

(3)	the Fixed Assets, the Segregated Fixed Assets, the Equipment Leases, the Corydon Lease, the Assumed Contracts, the safe deposit business or the Real Property, insofar as the basis for such action, suit, or other proceedings, claim or demand arises subsequent to the Closing Date, or

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(4)	the payment or performance of any of the Assumed Liabilities subsequent to the close of business on the Closing Date.

(c) A party seeking indemnification pursuant to this Section 13.2 (an “indemnified party”) shall give prompt notice to the party from whom such indemnification is sought (the “indemnifying party”) of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder; provided, however, in no event shall an original claim for indemnification under this Agreement be given later than the eighteenth (18th) month anniversary of the Closing Date. The indemnified party shall assist the indemnifying party in the defense of any such action or proceeding. The indemnifying party shall have the right to, and shall at the request of the indemnified party, assume the defense of any such action or proceeding at its own expense. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless:

(1)	the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel; or

(2)	the named parties to any such suit, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and, in the reasonable judgment of the indemnified party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(d) An indemnifying party shall not be liable under this Section 13.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. The indemnifying party may settle any claim without the consent of the indemnified party, but only if the sole relief awarded is monetary damages that are paid in full by the indemnifying party, and includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the indemnified party, in form and substance satisfactory to the indemnified party and its counsel, from all liability with respect to such claim, action suit or proceeding. An indemnified party shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the indemnifying party hereunder. Notwithstanding the foregoing, no investigation by an indemnified party at or before the Closing shall relieve an indemnifying party of any liability hereunder, unless the indemnified party seeks indemnity in respect of a representation or warranty which it actually had reason to believe to be incorrect as a result of its investigation before the Closing and the indemnified party intentionally failed to bring such belief to the attention of the indemnifying party before the Closing.

(e) After the Closing, Section 13.2 shall provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

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13.3 Public Announcements. Neither Buyer nor Seller shall cause to be made any advertisement, solicitation or public announcement (including, without limitation any advertisement, solicitation or announcement to the depositors whose accounts have been maintained at the Branches at any time beginning with the date of this Agreement) regarding this Agreement or the transactions contemplated hereby between the date hereof and the Closing Date without the prior approval of the other party, except as may otherwise be provided in this Agreement or as may be required by law. In either such event, the other party to this Agreement shall be provided a reasonable opportunity to review and comment upon such advertisement, solicitation or public announcement before its dissemination. Any consent or approval required by this Section 13.3 shall not be unreasonably withheld.

13.4 Incorporation of Schedules and Exhibits. All schedules and exhibits attached hereto and referred to herein are incorporated in this Agreement as though fully set forth herein.

13.5 Expenses. Except as otherwise stated herein , each party shall bear the cost of its own attorney’s fees, data processing and other expenses incurred in connection with the preparation of this Agreement and consummation of the transactions described herein. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded, in addition to damage, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs and reasonable attorney fees. Neither party hereto shall be liable to the other party for such other party’s consequential or special damages, including, without limitation, lost profits.

13.6 Notices. All notices, requests, demands and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows:

To Buyer:	First Savings Bank, F.S.B.
501 E. Lewis & Clark Parkway
Clarksville, IN 47129
	Attention:	Larry W. Myers, President and Chief Executive Officer

To Seller:	First Federal Savings Bank of Elizabethtown, Inc.
2323 Ring Road
Elizabethtown, KY 42701
	Attention:	Gregory S. Schreacke, President

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Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received forty-eight (48) hours after the same is so addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

13.7 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party and any attempted assignment in violation of this section is void.

13.8 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, representatives, or permitted assigns.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, except to the extent superseded by the laws of United States of America.

13.10 Entire Agreement. This Agreement contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

13.11 Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

13.12 Severability. If any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

13.13 Waiver. The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

13.14 Amendment. This Agreement may not be amended except by an instrument in writing, signed by duly authorized officers, on behalf of the parties hereto. Any duly authorized officer of Seller or Buyer may make, execute and deliver such amendment or amendments, modifications or supplements to this Agreement as any one of such officers signing any such amendment, modification or supplement on behalf of a party may approve, as shall be conclusively evidenced by his signature to any such amendment, modification or supplement in such manner as may be agreed upon by them in writing at any time.

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13.15 Singular and Plural. Whenever the context of this Agreement so requires, the singular includes the plural, the plural includes the singular, and the whole includes any part thereof.

13.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

13.17 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly authorized and executed this Agreement as of the date first above written.

Attest:		FIRST FEDERAL SAVINGS BANK OF ELIZABETHTOWN, INC.
/s/Greg Schreacke	By:	/s/B. Keith Johnson
Name: Greg Schreacke		B. Keith Johnson
Title: President		Chief Executive Officer

Attest:		FIRST SAVINGS BANK, F.S.B.
/s/John P. Lawson, Jr.	By:	/s/Larry W. Myers
Name: John P. Lawson, Jr.		Larry W. Myers
Title: COO and Corporate Secretary		President and Chief Executive Officer

Signature Page to Agreement to Purchase Assets and Assume Liabilities

LIST OF SCHEDULES AND EXHIBITS

Schedules

2.1(b)(i)	Fixed Assets

2.1(b)(ii)	Segregated Fixed Assets

2.1(c)	Equipment Leases

2.1(f)	Loans

2.1(g)	Assumed Contracts

2.1(j)	Real Property

2.5	Safe Deposit Contracts

6.14	List of Seller’s Employees at Branches

8.13(c)	Real Property Flood Zone Status

Confidential Schedules

2.1(f)(i)	Specified Excluded Loan

6.8	Compliance With Law

6.11	Seller’s Government Proceedings

Exhibits

A	Preliminary Closing Statement

B	Assignment and Assumption Agreement

C	Bill of Sale

D	Assignment, Transfer and Appointment of Successor Trustee

E	Assignment and Assumption Agreement for Corydon Lease

F	Form of Special Warranty Deed

G	Buyer’s Officer’s Certificate

H	Seller’s Officer’s Certificate

Confidential Schedule 2.1(f)(i)

Specified Excluded Loan

The Loan identified by Seller’s account no. 702082600 (known to Buyer and Seller as the “Burns Note”).